Exhibit 99.1

NEWS RELEASE

Sylvamo Completes Sale of Russian Operations

MEMPHIS, Tenn. – Oct. 6, 2022 – Sylvamo (NYSE: SLVM), the world’s paper company, is announcing it reached an agreement and completed the sale of its Russian operations to Pulp Invest Limited Liability Company for $420 million. After foreign currency exchange rates and transaction fees, Sylvamo received approximately $390 million in cash proceeds.

“We made a principle-based decision to exit Russia and believe Pulp Invest is the best option for our Russian colleagues and assets,” said Jean-Michel Ribiéras, chairman and chief executive officer. “We intend to use $325 million of the proceeds to repay debt.”

Sylvamo announced its decision to sell all of its Russian operations in May. Pulp Invest, a management buyout vehicle, funded the purchase price through bank financing.

A Form 8-K, including updated pro forma financial statements, will be available at investors.sylvamo.com.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 7,500 colleagues. Net sales for 2021 were $3.5 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which concern the sale of our Russian operations, including the intended use of proceeds from the sale. Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties and other factors include, but are not limited to, those disclosed under the heading “Risk Factors” and elsewhere in our reports and filings with the U.S. Securities and Exchange Commission (Securities and Exchange Commission), including our Annual Report on Form 10-K for the year ended Dec. 31, 2021, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022, available on our website, Sylvamo.com. The forward-looking statements in this news release reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Investors: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com

Media: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com